UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OCUGEN, INC.

(Name of Registrant as Specified In Its Charter)

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Leading Independent Proxy Firms ISS and Glass Lewis Recommend Ocugen Stockholders Vote “FOR” Reverse Stock Split and Authorized Shares Amendment Proposals

MALVERN, PA, December 1, 2020 (GLOBE NEWSWIRE)- Ocugen, Inc. (NASDAQ: OCGN), a biopharmaceutical company focused on discovering, developing, and commercializing transformative therapies to cure blindness diseases, today announced that Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), the nation’s leading independent proxy advisory firms, have recommended that Ocugen stockholders vote “FOR” both Proposals 1 and 2 at the Company’s Annual Meeting of Stockholders to be held on December 11, 2020.

•	Proposal 1 – Approval of an Amendment to Certificate of Incorporation to effect a reverse stock split at a ratio of not less than 1-for-4 and not greater than 1-for-20 (“The Reverse Stock Split Proposal”).
•	Proposal 2 – Approval of an Amendment to Certificate of Incorporation to increase the Number of Authorized Shares of Common Stock from 200,000,000 to 500,000,00 (“The Authorized Shares Amendment Proposal”).

Consummation of the Reverse Stock Split is conditioned upon stockholder approval of the Reverse Stock Split Proposal. The Board authorized the reverse split of Ocugen’s common stock with the primary intent of increasing the per share trading price of common stock in order to ensure that Ocugen continues to satisfy the listing requirements for its common stock on Nasdaq.

The Company believes its listing on Nasdaq supports and maintains stock liquidity and Company recognition for Ocugen stockholders. Accordingly, Ocugen believes that effecting the Reverse Stock Split is advisable and in Ocugen’s and its stockholders’ best interests. The Board may effect only one Reverse Stock Split as a result of this authorization. The Board also may determine in its discretion not to effect the Reverse Stock Split and not to file the Certificate of Amendment. Ocugen has until March 8, 2021 to regain compliance with the Nasdaq $1.00 minimum closing bid requirement. If Ocugen has not regained compliance with the closing bid price requirement by that time, its common stock will be subject to delisting from Nasdaq.

The implementation of the Authorized Shares Amendment Proposal is expressly conditioned upon the failure to obtain approval or implementation of the Reverse Stock Split; if the Reverse Stock Split is approved and implemented, then the Authorized Shares Amendment will not be implemented.

A copy of the Definitive Proxy Statement is available to stockholders on the Company’s website and at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at https://www.sec.gov.

Voting on the Proposals will be open through the conclusion of Ocugen's 2020 Annual Meeting of Stockholders on December 11, 2020 at 8:00 a.m. Eastern time. Ocugen stockholders as of October 28, 2020, the record date for the Annual Meeting, are invited to attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/OCGN2020. Stockholders can vote prior to the Annual Meeting online at www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders that need assistance voting or have questions may contact Ocugen’s proxy solicitation firm, Okapi Partners, at info@okapipartners.com or (855) 208-8902.

Stockholders who have already voted and want to change their vote can update their vote at any time – the most recently cast votes become what is recorded.

About Ocugen, Inc.

Ocugen, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing transformative therapies to cure blindness diseases. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema, and diabetic retinopathy. For more information, please visit www.ocugen.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.

Corporate Contact:

Ocugen, Inc.

Sanjay Subramanian

Chief Financial Officer

IR@Ocugen.com

Media Contact:

LaVoieHealthScience

Lisa DeScenza

ldescenza@lavoiehealthscience.com

+1 978-395-5970